                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                     of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 'SS' 240.14a-12

                              Venator Group, Inc.
                    ----------------------------------------
                (Name of Registrant as Specified in Its Charter)



    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    1) Title of each class of securities to which transaction applies:

    -----------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

    -----------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    -----------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

    -----------------------------------------------------------------------

    5) Total fee paid:

    -----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    -----------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

    -----------------------------------------------------------------------

    3) Filing Party:

    -----------------------------------------------------------------------

    4) Date Filed:

    -----------------------------------------------------------------------

                             [VENATOR GROUP LOGO]

                              VENATOR GROUP, INC.

                         NOTICE OF 2001 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                              VENATOR GROUP, INC.
                              112 WEST 34TH STREET
                            NEW YORK, NEW YORK 10120

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

DATE:               June 14, 2001

TIME:               9:00 A.M., local time

PLACE:              Venator Group, Inc., 112 West 34th Street, New York, New
                    York 10120

RECORD DATE:        Shareholders of record on April 27, 2001 can vote at this
                    meeting.

ANNUAL REPORT:      Our 2000 Annual Report, which is not part of the proxy
                    soliciting material, is enclosed.

ITEMS OF BUSINESS:  (1) To elect four members to the Board of Directors to serve for three-year terms, and one member to the Board of Directors to serve for a two-year term.

                    (2) To ratify the appointment of KPMG LLP as our independent auditors for the 2001 fiscal year.

                    (3) To reapprove the performance goals of the Long-Term
                        Incentive Compensation Plan.

                    (4) To transact such other business as may properly come
                        before the meeting and at any adjournment or postponement.

PROXY VOTING:       Your vote is important to us. Please vote in one of these
                    ways:

                    (1) use the toll-free telephone number shown on your proxy card,

                    (2) visit the web site listed on your proxy card to vote via the Internet,

                    (3) follow the instructions on your proxy materials if your shares are held in street name, or

                    (4) complete and promptly return your proxy card in the
                        enclosed postage-paid envelope.

                    Even if you plan to attend the annual meeting, we encourage you to vote in advance using one of these methods.

                                                      GARY M. BAHLER
                                                      Secretary

May 1, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General
    General Information.....................................    1
    Admission to the Meeting................................    1
    Outstanding Voting Stock................................    1
    Vote Required...........................................    2
    Method of Counting Votes................................    2
    Method and Cost of Proxy Solicitation...................    2
    How to Vote Your Shares.................................    2
    Confidential Voting.....................................    3
    Revoking Your Proxy.....................................    3
    Request Electronic Delivery of Proxy Documents..........    3
Beneficial Ownership of the Company's Stock.................    4
    Directors and Executive Officers........................    4
    Persons Owning More Than Five Percent of the Company's
     Stock..................................................    5
    Section 16(a) Beneficial Ownership Reporting
     Compliance.............................................    6
Board of Directors..........................................    6
    Organization and Powers.................................    6
    Committees of the Board of Directors....................    6
        Audit Committee.....................................    6
        Finance and Strategic Planning Committee............    7
        Compensation and Management Resources Committee.....    7
        Executive Committee.................................    7
        Nominating and Corporate Governance Committee.......    7
        Retirement Plan Committee...........................    7
    Directors Compensation and Benefits.....................    8
    Directors and Officers Indemnification and Insurance....    9
    Transactions with Management and Others.................    9
Executive Compensation......................................   10
    Summary Compensation Table..............................   10
    Long-Term Incentive Plan -- Awards in Last Fiscal
     Year...................................................   12
    Option Grants in Last Fiscal Year.......................   13
    Aggregated Option Exercises in Last Fiscal Year and
     Fiscal Year-End Options Values.........................   14
    Retirement Plans........................................   15
    Employment Contracts and Termination of Employment and
     Change-in-Control Arrangements.........................   16
    Compensation Committee Interlocks and Insider
     Participation..........................................   19
    Compensation Committee's Report to Shareholders on
     Executive Compensation.................................   19
    Audit Committee Report..................................   23
    Performance Graphs......................................   24
Proposal 1 -- Election of Directors.........................   26
    Nominees for Directors..................................   26
    Directors Continuing in Office..........................   27
Proposal 2 -- Ratification of the Appointment of Independent
  Accountants...............................................   28
Proposal 3 -- Reapproval of Performance Goals of the
  Long-Term Incentive Compensation Plan.....................   29
Deadlines for Nominations and Shareholder Proposals.........   31
Other Business..............................................   31
Appendix A..................................................  A-1

                              VENATOR GROUP, INC.
                              112 WEST 34TH STREET
                            NEW YORK, NEW YORK 10120

                           --------------------------
                                PROXY STATEMENT
                           --------------------------

GENERAL INFORMATION

    We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Venator Group, Inc. for the 2001 annual meeting of shareholders and for any adjournments or postponements of this meeting. We are holding this annual meeting on June 14, 2001 at 9:00 A.M. In this proxy statement we refer to Venator Group, Inc. as 'the Company,' 'we,' or 'us.' We intend to mail this proxy statement and the proxy card to shareholders beginning on or about May 3, 2001.

    The enclosed proxy card shows the number of shares of Common Stock registered in the name of each shareholder of record on April 27, 2001, the record date for the annual meeting. Proxy cards also show, if applicable, the number of shares held in the Company's 401(k) Plan.

    Unless contrary instructions are marked on the proxy card, all shares represented by valid proxies received through this solicitation (and not revoked) will be voted FOR the election of directors named in this proxy statement, FOR the ratification of the appointment of KPMG LLP as independent accountants for 2001, and FOR the reapproval of the performance goals of the Long-Term Incentive Compensation Plan. If you specify a different choice on the proxy card, your shares will be voted as specified.

    You may obtain without charge a copy of the Company's 2000 Form 10-K, excluding certain exhibits, by writing to our Investor Relations Department at Venator Group, Inc., 112 West 34th Street, New York, New York 10120.

ADMISSION TO THE MEETING

    Attendance at the meeting will be limited to shareholders as of the record date (or their authorized representatives) having an admission ticket or evidence of their share ownership, and guests of the Company. Seating at the meeting will be limited. If you plan to attend the meeting, please mark the appropriate box on your proxy card, and we will mail an admission ticket to you. You may also request an admission ticket if you are voting by telephone or via the Internet by responding to the appropriate prompts offered in those methods.

    If your shares are held in the name of a bank, broker, or other holder of record and you plan to attend the meeting, you can obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement, to the Corporate Secretary at Venator Group, Inc., 112 West 34th Street, New York, New York 10120. If you do not obtain an admission ticket, you must show proof of your ownership of the Company's Common Stock at the registration tables at the door.

OUTSTANDING VOTING STOCK

    The only voting securities of Venator Group are the shares of Common Stock. Only shareholders of record on the books of the Company at the close of business on April 27, 2001 are entitled to vote at the annual meeting and any adjournments or postponements. Each share is entitled to one vote. There were 138,838,548 shares of Common Stock outstanding on the record date. Under our By-laws, the holders of a majority of the votes that shareholders are entitled to cast at the meeting must be present in person or by proxy to constitute a quorum for the transaction of business.

VOTE REQUIRED

    Directors must be elected by a plurality of the votes cast. The affirmative vote of the holders of a majority of the votes cast at the meeting will be required to approve each other proposal.

METHOD OF COUNTING VOTES

    Votes will be counted and certified by independent inspectors of election. New York law and our By-laws require the presence of a quorum at the annual meeting. Under New York law, abstentions are not counted in determining the votes cast for any proposal. Votes withheld for the election of one or more of the nominees for director will not be counted as votes cast for those individuals. Broker non-votes, which occur when brokers do not receive voting instructions from their customers on non-routine matters and, consequently, have no discretion to vote on those matters, are not counted as votes cast for any proposal.

    The Company's Certificate of Incorporation and By-laws do not contain any provisions on the effect of abstentions or broker non-votes.

METHOD AND COST OF PROXY SOLICITATION

    Proxies may be solicited, without additional compensation, by directors, officers or employees of the Company by mail, telephone, facsimile, telegram, in person or otherwise. We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of the proxy materials. In addition, we will request banks, brokers and other custodians, nominees and fiduciaries to deliver proxy material to the beneficial owners of the Company's stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules of the Securities and Exchange Commission and the New York Stock Exchange. In addition, we have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for a fee of $12,500 plus out of pocket expenses.

HOW TO VOTE YOUR SHARES

VOTE BY TELEPHONE

    You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 12:01 A.M. on June 14, 2001. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you can request an admission ticket for the annual meeting. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD. IF YOU ARE LOCATED OUTSIDE THE U.S. AND CANADA, PLEASE SEE YOUR PROXY CARD FOR ADDITIONAL INSTRUCTIONS. IF YOU ARE AN OWNER IN STREET NAME, PLEASE FOLLOW THE INSTRUCTIONS THAT ACCOMPANY YOUR PROXY MATERIALS.

VOTE BY INTERNET

    You can also choose to vote via the Internet. The web site for Internet voting is listed on your proxy card. Internet voting is available 24 hours a day and will be accessible until 12:01 A.M. on

June 14, 2001. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded, and you can also request an admission ticket for the annual meeting. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD. IF YOU ARE AN OWNER IN STREET NAME, PLEASE FOLLOW THE INSTRUCTIONS THAT ACCOMPANY YOUR PROXY MATERIALS.

VOTE BY MAIL

    If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

VOTING AT THE ANNUAL MEETING

    You may also vote by ballot at the annual meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

    All shares that have been properly voted and not revoked will be voted at the annual meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

VOTING ON OTHER MATTERS

    If any other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the annual meeting.

CONFIDENTIAL VOTING

    The Company has a policy that our shareholders be provided privacy in voting. All proxy cards, voting instructions, ballots and voting tabulations identifying shareholders are held permanently confidential from the Company, except (i) as necessary to meet any applicable legal requirements, (ii) when disclosure is expressly requested by a shareholder or where a shareholder makes a written comment on a proxy card, (iii) in a contested proxy solicitation, or
(iv) to allow independent election inspectors to tabulate and certify the vote. The tabulators and inspectors of election are independent and are not employees of the Company.

REVOKING YOUR PROXY

    You may revoke your proxy at any time prior to its use by submitting to the Company a written revocation, submitting a duly executed proxy bearing a later date, or providing subsequent telephone or Internet voting instructions. In addition, any shareholder who attends the meeting in person may vote by ballot at the meeting, which would cancel any proxy previously given.

REQUEST ELECTRONIC DELIVERY OF PROXY DOCUMENTS

    Shareholders may request that future proxy materials be sent to them via the Internet. If you vote your shares via the Internet, follow the prompts to request electronic delivery of future proxy materials. Please see your proxy card for further information.

                  BENEFICIAL OWNERSHIP OF THE COMPANY'S STOCK

DIRECTORS AND EXECUTIVE OFFICERS

    The table below sets forth, as reported to the Company, the number of shares of Common Stock beneficially owned as of April 16, 2001, by each of the directors and the named executive officers. The table also shows the beneficial ownership of the Company's stock by all directors, the named executive officers and the executive officers as a group on that date, including shares of Common Stock that they have a right to acquire within 60 days after April 16, 2001 by the exercise of options that have been granted under the Company's stock option plans.

    No director, named executive officer or executive officer beneficially owned one percent or more of the total number of outstanding shares of Common Stock as of April 16, 2001.

    Except as otherwise noted in a footnote below, each person has sole voting and investment power with respect to the number of shares shown.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                                     STOCK OPTIONS
                                                COMMON STOCK       EXERCISABLE WITHIN    TOTAL SHARES OF
                                             BENEFICIALLY OWNED        60 DAYS OF          COMMON STOCK
                   NAME                     EXCLUDING OPTIONS(a)        4/16/01         BENEFICIALLY OWNED
                   ----                     --------------------        -------         ------------------
J. Carter Bacot...........................          8,508                  1,568               10,076
Purdy Crawford............................         35,520(b)               1,568               37,088
Jeffrey L. Berk...........................         20,525                104,998              125,523
Philip H. Geier Jr........................         19,258                  1,568               20,826
Jarobin Gilbert Jr........................          2,518                  1,568                4,086
Bruce L. Hartman..........................         30,339                109,166              139,505
Dale W. Hilpert...........................          3,781                983,333              987,114
Dennis M. Lee.............................            108                 24,999               25,107
James E. Preston..........................         41,975                  1,568               43,543(c)
David Y. Schwartz.........................          6,919                  1,568                8,487
Matthew D. Serra..........................        362,319                166,666              528,985
Christopher A. Sinclair...................          7,620                  1,568                9,188
Cheryl Turpin.............................          1,000                    -0-                1,000
Dona D. Young.............................          2,000                    -0-                2,000
All 17 directors and executive officers as
  a group, including the named executive
  officers................................        640,938              1,701,868            2,342,857(d)

---------

 (a) This column includes shares held in the Company's 401(k) Plan.

 (b) Shares held by a private Canadian company of which Mr. Crawford is the sole director and officer. Mr. Crawford and a family trust are the shareholders of the private company, with Mr. Crawford holding voting control.

 (c) Excludes 50 shares of Common Stock owned by Mr. Preston's stepchildren, with respect to which Mr. Preston disclaims beneficial ownership.

 (d) This figure represents approximately 1.7 percent of the shares of Common Stock outstanding at the close of business on April 16, 2001. It includes all of the shares referred to in the table and footnotes (a) and (c) above.

PERSONS OWNING MORE THAN FIVE PERCENT OF THE COMPANY'S STOCK

    Following is information regarding shareholders who beneficially own more than five percent of the Company's Common Stock according to documents filed by those shareholders with the SEC. To the best of our knowledge, there are no other shareholders who beneficially own more than five percent of a class of the Company's voting securities.

                                                                AMOUNT AND
                    NAME AND ADDRESS                            NATURE OF         PERCENT
                   OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP   OF CLASS
                   -------------------                     --------------------   --------
Greenway Partners, L.P. .................................       17,934,522(a)         13%(a)
Greentree Partners, L.P.
Greenhut, L.L.C., Greenbelt Corp.,
Greensea Offshore, L.P.
Greenhouse Partners, L.P.,
Greenhut Overseas, L.L.C.,
Alfred D. Kingsley, and
Gary K. Duberstein
277 Park Avenue
New York, NY 10172
FMR Corp., Edward C. Johnson 3d, ........................       15,748,938(b)      11.42%(b)
and Abigail P. Johnson
82 Devonshire Street
Boston, MA 02109

---------

 (a) Reflects shares beneficially owned as of March 31, 2001, according to a Form 4 Report filed with the SEC. As reported in such Form 4 and in Amendment No. 11 to the Schedule 13D filed with the SEC, Greenway Partners L.P. holds sole voting and dispositive power with respect to 2,350,000 shares; Greentree Partners L.P. holds sole voting and dispositive power with respect to 1,500,900 shares; Greenhouse Partners, L.P. holds shared voting and dispositive power with respect to 2,350,000 shares; Greenhut, L.L.C. holds shared voting and dispositive power with respect to 1,500,900 shares; Greenbelt Corp. holds sole voting and dispositive power with respect to 11,001,322 shares; Greensea Offshore, L.P. holds sole voting and dispositive power with respect to 2,250,000 shares; Greenhut Overseas, L.L.C. holds shared voting and dispositive power with respect to 2,250,000 shares; Alfred D. Kingsley holds sole voting and dispositive power with respect to 832,300 shares; Alfred D. Kingsley and Gary K. Duberstein hold shared voting and dispositive power with respect to 17,102,222 shares.

 (b) Reflects shares beneficially owned as of December 31, 2000, according to a statement on Schedule 13G filed with the SEC. As reported in the 13G, Fidelity Management & Research Company ('Fidelity'), a wholly owned subsidiary of FMR Corp. ('FMR') and an investment adviser, is the beneficial owner of 13,672,248 shares. The ownership of Fidelity Growth Company Fund, an investment company, amounted to 8,129,800 shares or 5.895 percent of the outstanding stock. Edward C. Johnson 3d, FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 13,672,248 shares owned by the funds. Fidelity Management Trust Company ('Trust Company'), a wholly owned subsidiary of FMR and a bank, is the beneficial owner of 1,700,990 shares. Edward C. Johnson 3d and FMR, through its control of the Trust Company, each has sole dispositive power over 1,700,990 shares and sole power to vote the shares.
                                              (footnotes continued on next page)

(footnotes continued from previous page)
     Approximately 49 percent of the voting stock of FMR is owned by Mr. Johnson and members of his family. Mr. Johnson, Ms. Johnson and members of their family form a controlling group with respect to FMR. Mr. Johnson serves as Chairman and Ms. Johnson serves as a director of FMR. Fidelity International Limited (Pembroke Hall, 42 Crowlane, Hamilton, Bermuda), an investment adviser, beneficially owned 375,700 shares as of December 31, 2000 and has the sole power to vote and dispose of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the 'Exchange Act') requires that the Company's directors, executive officers and beneficial owners of more than 10 percent of the Company's Common Stock file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. These persons are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those reports furnished to the Company or written representations that no other reports were required, the Company believes that during the 2000 fiscal year, the directors, executive officers and beneficial owners of more than 10 percent of the Company's Common Stock complied with all applicable SEC filing requirements.

                               BOARD OF DIRECTORS

ORGANIZATION AND POWERS

    The Board of Directors has responsibility for establishing broad corporate policies, reviewing significant developments affecting Venator Group, and monitoring the general performance of the Company. Our By-laws provide for a Board of Directors consisting of not less than 9 nor more than 17 directors, the exact number to be determined, from time to time, by resolution adopted by a majority of the entire Board. The size of the Board is fixed at 10 directors.

    The Board held six meetings during 2000, and each director, other than Allan
Z. Loren, who resigned as a director effective February 3, 2001, attended at least 75 percent of the aggregate total number of meetings of the Board and of meetings held by all committees of which he or she was a member. The Board of Directors is scheduled to hold six regular meetings in 2001.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board has delegated certain duties to committees, which assist the Board in carrying out its responsibilities. Each director serves on at least two committees. There are six standing committees of the Board. The committee memberships, the number of meetings held during 2000, and the functions of the committees are described below.

    AUDIT COMMITTEE. The members of the committee are Purdy Crawford (Chair), Jarobin Gilbert Jr. and David Y. Schwartz. The committee met five times during 2000.

    The committee assists the Board in fulfilling its oversight responsibilities in the following areas: (i) accounting policies and practices, (ii) financial reporting process and the Company's public financial reports, (iii) independent accountants, (iv) internal auditors, and
(v) compliance with legal and regulatory requirements. A copy of the committee's charter is attached as Appendix A.

    FINANCE AND STRATEGIC PLANNING COMMITTEE. The members of the committee are Christopher A. Sinclair (Chair), J. Carter Bacot, James E. Preston and David Y. Schwartz. The committee held two meetings during 2000.

    The committee reviews the overall financial plans of the Company, including capital expenditures, acquisitions and divestitures, and considers proposed debt or equity issues of the Company. In addition, the committee considers proposals concerning mergers, combinations, acquisitions, sales, or offers to purchase the Company's shares or significant assets. The committee also reviews the Company's strategic plans and hears reports of the Retirement Plan Committee with respect to the performance of the Company's retirement plans.

    COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE. The members of the committee are James E. Preston (Chair), Purdy Crawford, Philip H. Geier Jr., Christopher A. Sinclair and Cheryl Turpin. The committee held two meetings during 2000.

    The committee establishes and approves compensation plans and goals, salaries, incentives and other forms of compensation for the Company's officers and for certain other executives of the Company and its major subsidiaries and operating divisions. The committee administers the Annual Incentive Compensation Plan, the Long-Term Incentive Compensation Plan, the Supplemental Executive Retirement Plan, the Executive Supplemental Retirement Plan, the Voluntary Deferred Compensation Plan, and may take certain actions with respect to the Trust (as defined on Page 19). The committee also administers the 1994 Venator Group Employees Stock Purchase Plan, administers and grants options under the 1995 Stock Option and Award Plan and the 1998 Stock Option and Award Plan and administers the 1986 Stock Option Plan and the Eastbay, Inc. 1994 Stock Incentive Plan. Members of the committee are not eligible to participate in any of these plans. The committee's responsibilities also include reviewing executive development and management succession planning.

    EXECUTIVE COMMITTEE. The current members of the committee are all of the non-employee directors. Mr. Hilpert was a member and Chair of this committee until his resignation on March 3, 2001. The committee did not meet during 2000.

    Except for certain matters reserved to the Board, the committee has all of the powers of the Board in the management of the business of the Company during intervals between Board meetings.

    NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The members of the committee are Jarobin Gilbert Jr. (Chair), J. Carter Bacot, James E. Preston and Dona D. Young. The committee held three meetings during 2000.

    The committee oversees matters of corporate governance and makes recommendations to the Board with respect to the size and composition of the Board. In addition, the committee reviews the qualifications of candidates, and makes recommendations to the Board with respect to nominees, for election as directors. The committee may also consider nominees recommended by shareholders in accordance with the procedures described on Page 31.

    RETIREMENT PLAN COMMITTEE. The members of the committee are the following executive officers of the Company: Matthew D. Serra (Chair), Bruce L. Hartman and Dennis M. Lee (through the date of his termination of employment). This committee, which was established in August 2000, is the successor to the Retirement Investment Committee and the Retirement Administration Committee. A sub-committee of the Retirement Plan Committee held five meetings in 2000.

    The committee has responsibility to supervise the investment of the assets of the retirement plans of the Company and to appoint, review the performance of and, if appropriate, replace, the trustee of the Company's pension trust and the investment manager responsible for managing the funds of such trust. The committee also has certain administrative responsibilities with regard to the retirement plans of the Company.

DIRECTORS COMPENSATION AND BENEFITS

    Our non-employee directors receive an annual retainer of $40,000. The committee chairmen receive an additional annual retainer of $3,000. We do not pay separate fees for attendance at Board or committee meetings. One-half of the annual retainer is paid in shares of the Company's Common Stock under the Directors' Stock Plan, with the balance paid in cash. Directors may elect to receive up to 100 percent of their annual retainer in shares of stock. The number of shares is determined by dividing the applicable retainer amount by the average price of a share of stock on the last business day preceding July 1 of each year. The Company also reimburses non-employee directors for their reasonable expenses in attending meetings of the Board and committees, including travel expenses to and from meetings.

    Beginning in 2000, the non-employee directors receive an annual stock option grant under the Directors Stock Option Plan for that number of shares having a market value of $50,000 on the date of grant. The initial grant under the plan was made on June 8, 2000, which was the date shareholders approved the Directors Stock Option Plan. Thereafter, grants are to be made on the first business day of each fiscal year. We granted an option to each non-employee director on June 8, 2000 covering 4,705 shares of the Company's Common Stock at an exercise price of $10.625 per share and an option on February 5, 2001 covering 4,273 shares at an exercise price of $11.70 per share. The per-share exercise price of each stock option granted under this plan may not be less than the fair market value of a share of Common Stock on the date of grant. Options granted under the Directors Stock Option Plan vest in three substantially equal annual installments beginning with the first anniversary of the date of grant. Vested options may remain exercisable for one year following a director's termination of service as a director. However, under no circumstances may an option remain outstanding for more than ten years from its date of grant.

    J. Carter Bacot was elected non-executive Chairman of the Board of the Company effective March 4, 2001. We will pay Mr. Bacot an additional annual retainer of $100,000 for his services in this capacity. Additionally, at the time he was elected to this position, the Company granted a stock option to Mr. Bacot for 17,000 shares of the Company's Common Stock. The option was granted at the per-share exercise price of $11.905, which was the fair market value of a share of the Company's Common Stock on the date of grant. The option will vest on March 1, 2002 and will expire on December 31, 2005 unless it is exercised or cancelled prior to that date.

    The Directors' Retirement Plan was frozen as of December 31, 1995. Consequently, only two of the current directors are entitled to receive a retirement benefit under this plan because they had completed at least five years of service as a director on the date the plan was frozen and they are not entitled to receive a retirement benefit under any of the Company's other retirement plans or programs. Under the Directors' Retirement Plan, an annual retirement benefit of $24,000 will be paid to a qualified director for the lesser of the number of years of his or her service as a director or 10 years. Payment of benefits under this plan generally begins on the later of the director's termination of service as a director or the attainment of age 65. Directors with less than five years of service at December 31, 1995 and directors who are elected after this date are not eligible to participate in the Directors' Retirement Plan.

DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE

    We have purchased directors and officers liability and corporation reimbursement insurance from National Union Fire Insurance Company of Pittsburgh, Pa., The Great American Insurance Companies, The Chubb Group of Insurance Companies and Executive Risk Indemnity, Inc. These policies insure the Company and all of the Company's wholly owned subsidiaries. They also insure all of the directors and officers of the Company and the covered subsidiaries. The policies were written for a term of 36 months, from September 12, 1998 until September 12, 2001. The total annual premium for these policies is $419,903. Directors and officers of the Company, as well as all other employees with fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended, are insured under policies issued by Federal Insurance Company and National Union Fire Insurance Company, which have a total premium of $92,625 for the 12-month period ending September 12, 2001.

    The Company has entered into indemnification agreements with its directors and executive officers, as approved by shareholders at the 1987 annual meeting.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

    Venator Group and its subsidiaries have had transactions in the normal course of business with various other corporations, including certain corporations whose directors or officers are also directors of the Company. The amounts involved in these transactions have not been material in relation to the businesses of the Company or its subsidiaries, and it is believed that these amounts have not been material in relation to the businesses of the other corporations. In addition, it is believed that these transactions have been on terms no less favorable to the Company than if they had been entered into with disinterested parties. It is anticipated that transactions with such other corporations will continue in the future. Purdy Crawford is Counsel to the Canadian law firm of Osler, Hoskin & Harcourt, which provided legal services to the Company in 2000. Mr. Crawford received no remuneration from the firm in 2000.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                              -----------------------------------
                                               ANNUAL COMPENSATION                     AWARDS             PAYOUTS
                                       -----------------------------------    -------------------------   -------
                                                                              RESTRICTED    SECURITIES
                                                              OTHER ANNUAL      STOCK       UNDERLYING     LTIP       ALL OTHER
           NAME AND                    SALARY      BONUS      COMPENSATION      AWARDS      OPTION/SARs   PAYOUTS    COMPENSATION
    PRINCIPAL POSITION(a)       YEAR     ($)        ($)           ($)           ($)(b)          (#)         ($)          ($)
    ---------------------       ----     ---        ---           ---           ------          ---         ---          ---
Dale W. Hilpert ..............  2000   950,000   1,246,875            0              0              0     475,071(c)     21,550(d)
 Former Chairman of the Board   1999   883,712           0            0        957,500(e)     500,000           0        19,383(d)
 and Chief Executive Officer    1998   825,000           0            0              0        100,000     835,835(f)     10,860(d)
Matthew D. Serra .............  2000   850,000   1,115,625            0        568,750(h)     250,000     427,117(c)      1,700(d)
 President and                  1999   800,000     400,000(g)         0        280,000(h)           0           0         1,600(d)
 Chief Executive Officer        1998   290,909     107,076            0        588,750(h)     250,000           0     1,000,000(i)
Jeffrey L. Berk ..............  2000   400,000     350,000            0              0         40,000     147,223(c)          0
 Senior Vice President-         1999   332,500     400,000(j)         0        107,500(k)      25,000           0             0
 Real Estate                    1998   318,750           0            0              0         25,000           0             0
Dennis M. Lee ................  2000   405,000     354,375            0              0         40,000     151,515(c)      3,681(d)
 Senior Vice President-Human    1999   208,807           0            0              0         35,000           0        51,869(l)
 Resources and Logistics
Bruce L. Hartman .............  2000   437,500     382,813            0              0         40,000     207,200(c)      5,911(d)
 Senior Vice President          1999   394,063           0       45,858(m)     161,250(k)      50,000           0        66,162(n)
 and Chief Financial Officer    1998   318,750           0            0              0         25,000           0             0

---------

(a) The named executive officers held the following positions with the Company during the periods covered in the above table:

       D. W. Hilpert served as Chairman of the Board and Chief Executive Officer from April 12, 2000 to March 3, 2001; President and Chief Executive Officer from August 16, 1999 to April 11, 2000; and President and Chief Operating Officer prior to August 16, 1999.

       M. D. Serra was elected President and Chief Executive Officer effective March 4, 2001; he served as President and Chief Operating Officer from April 12, 2000 to March 3, 2001 and as Chief Operating Officer from February 9, 2000 to April 11, 2000. He joined the Company in September 1998 as President and Chief Executive Officer of Foot Locker Worldwide.

       J. L. Berk was elected Senior Vice President -- Real Estate effective February 9, 2000. He was President -- North America of Venator Group Realty prior to February 9, 2000.

       D. M. Lee joined the Company in July 1999 as Senior Vice President -- Human Resources. He was elected Senior Vice President -- Human Resources and Logistics effective August 9, 2000. His employment will terminate effective May 23, 2001.

       B. L. Hartman was elected Senior Vice President and Chief Financial Officer effective February 27, 1999. He was Vice President -- Corporate Shared Services from August 12, 1998 to February 26, 1999 and Vice President and Controller from November 18, 1996 to August 11, 1998.

                                              (footnotes continued on next page)

(footnotes continued from previous page)
(b) At February 3, 2001 the named executive officers held the following shares of restricted stock, having the values stated below, based upon a $12.08 closing price of the Company's Common Stock as reported on the New York Stock Exchange on February 2, 2001, the last business day prior to the end of the fiscal year.

                                                      # OF SHARES OF
                       NAME                          RESTRICTED STOCK    $ VALUE
                       ----                          ----------------    -------
D. W. Hilpert......................................      160,000        1,932,800
M. D. Serra........................................      176,000        2,126,080
J. L. Berk.........................................       20,000          241,600
B. L. Hartman......................................       30,000          362,400

(c)  This payout was made for the 1999 - 2000 Performance Period.

(d) Includes, where applicable, the dollar value of the premium paid by the Company for a term life insurance policy for the benefit of the named executive and the dollar value of the Company's matching contribution under the 401(k) Plan made to the named executive's account in shares of Common Stock. The dollar values of amounts reported for 2000 are stated below. The shares of Common Stock for the matching contribution in 2000 were valued at $15.815 per share, which represents the closing price of a share of Common Stock on December 29, 2000, the last trading day of the plan year.

                                                                  EMPLOYER MATCHING
                                             LIFE INSURANCE       CONTRIBUTION UNDER
                 NAME                           PREMIUM              401(k) PLAN
                 ----                           -------              -----------
D. W. Hilpert..........................         $19,850                 $1,700
M. D. Serra............................         $     0                 $1,700
D. M. Lee..............................         $ 1,981                 $1,700
B. L. Hartman..........................         $ 4,211                 $1,700

(e) The Company granted to Mr. Hilpert 100,000 shares of restricted stock on February 1, 1999 and 60,000 shares on November 10, 1999. Mr. Hilpert forfeited all of these shares as a result of his resignation on March 3, 2001. We calculated the value of the restricted stock award by multiplying the closing price of the Company's Common Stock on the New York Stock Exchange on February 1, 1999 ($5.375) by 100,000 and by multiplying the closing price on November 10, 1999 ($7.00) by 60,000.

(f) This payout was made for the 1996-1998 Performance Period. Fifty percent of the total payout listed was made in cash and fifty percent was made in shares of the Company's Common Stock. The amount shown in the table reflects the total of the cash payment and the value of the shares received on the payment date. We calculated the value of the stock portion of the payout ($5.91228 per share) in accordance with the terms of the Long-Term Incentive Compensation Plan.

(g)  Guaranteed bonus paid pursuant to terms of employment.

(h) The Company granted to Mr. Serra 100,000 shares of restricted stock on February 9, 2000, 40,000 shares on November 10, 1999, and 60,000 shares on September 21, 1998. A total of 24,000 shares from his September 21, 1998 grant have vested, with an additional 12,000 shares from this grant

                                              (footnotes continued on next page)

(footnotes continued from previous page) scheduled to vest on September 21, 2001 if Mr. Serra remains employed by the Company on the vesting date. All of the remaining shares from these grants (164,000 shares) will vest on February 1, 2002 provided that Mr. Serra remains employed by the Company on that date. Mr. Serra has the right to vote the shares of restricted stock and to receive and retain all regular cash dividends payable after the grant dates to record holders of Common Stock. We calculated the values of the restricted stock awards by multiplying the closing price of the Company's Common Stock on the New York Stock Exchange on the individual grant dates by the total number of shares of restricted stock awarded on that date. The closing prices on the grant dates were: February 9, 2000 ($5.6875), November 10, 1999 ($7.00) and
     September 21, 1998 ($9.8125).

(i)  Sign-on bonus.

(j) Discretionary bonus paid in connection with certain real estate projects completed in 1999.

(k) On February 1, 1999 the Company granted shares of restricted stock to the following named executive officers. The shares will vest on February 1, 2004 if the executive remains employed by the Company until that date. These shares will vest earlier, on March 15, 2002, if certain performance goals are attained. Upon grant, the executive has the right to vote the shares of restricted stock and to receive and retain all regular cash dividends payable after the grant date to record holders of Common Stock. The value of the named executive's restricted stock award was calculated by multiplying the closing price of the Company's Common Stock on the New York Stock Exchange on February 1, 1999 ($5.375) by the number of shares granted to him:

                                                           NUMBER OF
                          NAME                              SHARES
                          ----                              ------
J. L. Berk...............................................   20,000
B. L. Hartman............................................   30,000

(l) Amount includes sign on bonus of $50,000 and $1,869 representing the dollar value of the premium paid by the Company for a term life insurance policy for the benefit of the named executive.

(m) Tax gross-up payment related to relocation.

(n) Amount includes reimbursement for relocation expenses of $64,778 and $1,384 representing the Company's matching contribution under the 401(k) Plan made to Mr. Hartman's account in shares of Common Stock.

           LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR(a)

                                                        PERFORMANCE     ESTIMATED FUTURE PAYOUTS UNDER
                                        NUMBER OF         PERIOD          NON-STOCK PRICE-BASED PLAN
                                      SHARES, UNITS        UNTIL       ---------------------------------
               NAME                  OR OTHER RIGHTS      PAYOUT       THRESHOLD    TARGET     MAXIMUM
               ----                  ---------------      ------       ---------    ------     -------
D. W. Hilpert......................      950,000        2000 - 2002         N/A         N/A          N/A
M. D. Serra........................      850,000        2000 - 2002    $243,750    $975,000   $1,950,000
J. L. Berk.........................      400,000        2000 - 2002      90,000     360,000      720,000
B. L. Hartman......................      450,000        2000 - 2002     101,250     405,000      810,000
D. M. Lee..........................      415,000        2000 - 2002         N/A         N/A          N/A

                                                         (footnote on next page)

(footnote from previous page)

(a) The named executive officers, excluding D. W. Hilpert, participate in the Long-Term Incentive Compensation Plan (the 'Long-Term Plan'). Mr. Lee will cease to participate in this plan upon the termination of his employment on May 23, 2001. D. W. Hilpert participated in this plan while he was an officer of the Company. Individual target awards under the Long-Term Plan are expressed as a percentage of the participant's annual base salary. In 2000 the Compensation and Management Resources Committee (the 'Compensation Committee') approved awards to the participants for the performance period of 2000 - 2002. The amounts shown in the table above under the column headed 'Number of Shares, Units or Other Rights' represent the annual rate of base salary for 2000 for each of the named executive officers. The amounts shown in the columns headed 'Threshold,' 'Target,' and 'Maximum' represent 22.5 percent, 90 percent and 180 percent, respectively, of each of the named executive officers', other than M. D. Serra's, annual base salaries in the first year of the Performance Period and represent the amount that would be paid to him at the end of the applicable Performance Period if the Company achieves the established goals. The amounts shown in the table for M.D. Serra reflect 22.5 percent, 90 percent and 180 percent of his base salary in the first year of the Performance Period and, as a result of his promotion to Chief Executive Officer in 2001, his base salary of $1.2 million in the second and third years of the Performance Period, representing the amount that would be paid to him at the end of the Performance Period if the Company achieves the established goals. Mr. Hilpert and Mr. Lee are not entitled to payments under the plan since they did not remain in the employ of the Company at all times during the Performance Period.

    The principal features of the Long-Term Plan are described beginning on Page 29.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS(a)
                                         ----------------------------------------------------
                                         NUMBER OF      PERCENT OF
                                         SECURITIES   TOTAL OPTIONS
                                         UNDERLYING     GRANTED TO     EXERCISE                 GRANT DATE
                                          OPTIONS       EMPLOYEES        PRICE     EXPIRATION     PRESENT
                 NAME                    GRANTED(#)   IN FISCAL YEAR   ($/SHARE)      DATE      VALUE($)(b)
                 ----                    ----------   --------------   ---------      ----      -----------
D. W. Hilpert..........................         0           N/A        N/A              N/A           N/A
M. D. Serra............................   250,000         11.57          5.75        2/9/10       703,950
J. L. Berk.............................    35,000          1.62          5.75        2/9/10        98,108
                                            5,000           .23         11.3125     4/12/10        27,575
D. M. Lee..............................    40,000          1.85         11.3125     4/12/10(c)    220,593
B. L. Hartman..........................    40,000          1.85         11.3125     4/12/10       220,593

---------

(a) During 2000 the Compensation Committee granted stock options to the named executive officers under the 1995 Stock Option and Award Plan (the '1995 Award Plan') and the 1998 Stock Option and Award Plan (the '1998 Award Plan').

   The per-share exercise price of each stock option may not be less than the fair market value of a share of Common Stock on the date of grant. In general, no portion of any stock option may be exercised until the first anniversary of its date of grant. The options granted during 2000 will become exercisable in three substantially equal annual installments, beginning on the first
                                              (footnotes continued on next page)

(footnotes continued from previous page) anniversary of the date of grant. If a participant retires, becomes disabled, or dies while employed by the Company or one of its subsidiaries, all unexercised options that are then immediately exercisable, plus those options that would have become exercisable on the next succeeding anniversary of the date of grant of each option, will remain (or become) immediately exercisable as of that date. Moreover, upon the occurrence of a 'Change in Control,' as defined in the 1995 Award Plan and the 1998 Award Plan, all outstanding options will become immediately exercisable as of that date.

   In general, options may remain exercisable for up to three years following a participant's retirement or termination due to disability, and for up to one year for any other termination of employment for reasons other than cause. However, under no circumstances may an option remain outstanding for more than ten years from its date of grant.

(b) Values were calculated as of the date of grant using a Black-Scholes option pricing model. The values shown in the table are theoretical and do not necessarily reflect the actual values that the named executive officers may ultimately realize. Any actual value to the officer will depend on the extent to which the market value of the Company's Common Stock at a future date exceeds the option exercise price. In addition to the fair market value of the Common Stock on the date of grant and the exercise price, which are identical, the following assumptions were used to calculate the values shown in the table: a weighted-average risk-free interest rate of 6.43 percent; a stock price volatility factor of 55 percent; a two-year weighted-average expected award life and a zero dividend yield. The assumptions and calculations used for the model are consistent with the assumptions for reporting stock option valuations in the Company's 2000 Annual Report.

(c) In connection with the termination of Mr. Lee's employment effective
    May 23, 2001, the vested portion of his option will expire prior to April 12, 2010. The unvested portion of the grant will be cancelled as of his termination date.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                              SHARES                    OPTIONS AT FY-END(#)              FY-END($)(a)
                            ACQUIRED ON    VALUE     ---------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   --------   -----------   -------------   -----------   -------------
D. W. Hilpert.............        0         N/A        733,332        366,668       1,002,071      2,004,154
M. D. Serra...............        0         N/A        166,666        333,334         437,498      1,843,752
J. L. Berk................        0         N/A         74,999         65,001          64,320        360,835
D. M. Lee.................        0         N/A         11,666         63,334          24,425         86,354
B. L. Hartman.............        0         N/A         70,832         81,668         128,327        294,170

---------

(a) The fair market value (the average of the high and low prices of the Company's Common Stock) on Friday, February 2, 2001, the last business day of 2000, was $12.25.

RETIREMENT PLANS

    The Company maintains the Venator Group Retirement Plan (the 'Retirement Plan'), a defined benefit plan with a cash balance formula, which covers associates of the Company and substantially all of its United States subsidiaries. All qualified associates at least 21 years of age are covered by the Retirement Plan, and plan participants become fully vested in their benefits under this plan upon completion of five years of service or upon attainment of normal retirement age while actively employed.

    Under the cash balance formula, each participant has an account, for record keeping purposes only, to which credits are allocated annually based upon a percentage of the participant's W-2 Compensation, as defined in the Retirement Plan. This percentage is determined by the participant's years of service with the Company as of the beginning of each calendar year. The following table shows the percentage used to determine credits at the years of service indicated.

                                                                        PERCENT OF W-2
                                                PERCENT OF ALL           COMPENSATION
YEARS OF SERVICE                               W-2 COMPENSATION          OVER $22,000
----------------                               ----------------    +     ------------
Less than 6..................................        1.10                    0.55
6 - 10.......................................        1.50                    0.75
11 - 15......................................        2.00                    1.00
16 - 20......................................        2.70                    1.35
21 - 25......................................        3.70                    1.85
26 - 30......................................        4.90                    2.45
31 - 35......................................        6.60                    3.30
More than 35.................................        8.90                    4.45

    In addition, all balances in the participants' accounts earn interest at the fixed rate of six percent, which is credited annually. At retirement or other termination of employment, an amount equal to the vested balance then credited to the account under the Retirement Plan is payable to the participant in the form of a qualified joint and survivor annuity (if the participant is married) or a life annuity (if the participant is not married). The participant may elect to waive the annuity form of benefit described above and receive benefits under the Retirement Plan upon retirement in an optional annuity form or an immediate or deferred lump sum, or, upon other termination of employment, in a lump sum. Participants may elect one of the optional forms of benefit with respect to the accrued benefit as of December 31, 1995 if the individual participated in the Retirement Plan as of that date.

    The Internal Revenue Code limits annual retirement benefits that may be paid to, and compensation that may be taken into account in the determination of benefits for, any person under a qualified retirement plan such as the Retirement Plan. Accordingly, for any person covered by the Retirement Plan whose annual retirement benefit, calculated in accordance with the terms of this plan, exceeds the limitations of the Internal Revenue Code, the Company has adopted the Venator Group Excess Cash Balance Plan (the 'Excess Plan'). The Excess Plan is an unfunded, nonqualified benefit plan, under which the individual is paid the difference between the Internal Revenue Code limitations and the retirement benefit to which he or she would otherwise be entitled under the Retirement Plan.

    In addition, the Supplemental Executive Retirement Plan (the 'SERP'), which is an unfunded, nonqualified benefit plan, provides for payment by the Company of supplemental retirement, death and disability benefits to certain executive officers and certain other key employees of the Company and its subsidiaries. The named executive officers, excluding D. W. Hilpert, and one of the other executive officers of the Company currently participate in the SERP. D.M. Lee will cease to participate in the SERP upon the termination of his employment on May 23, 2001. Under the SERP the Compensation Committee sets an annual targeted incentive award for each participant consisting of a percentage of salary and bonus based on the Company's performance against target. Achievement of the target causes an 8 percent credit to a participant's account. The applicable percentage decreases proportionately to the percentage of the Company's performance below target, but not below 4 percent, and increases proportionately to the percentage of the Company's performance above target, but not above 12 percent. Participants' accounts accrue simple interest at the rate of 6 percent annually.

    The table below provides the estimated annual benefit for each of the named executive officers stated as a single life annuity (except for D. W. Hilpert, whose actual retirement benefit is stated as a lump sum) under the Retirement Plan, the Excess Plan, and where applicable, the SERP. Except for Mr. Hilpert and Mr. Lee, the projections contained in the table assume each person's continued employment with the Company to his normal retirement date and that compensation earned during each year after 2000 to the individual's normal retirement date remains the same as compensation earned by him during 2000. The projections in the table below are based upon a single life annuity determined by converting the account balance projected to normal retirement date using a
6.00 percent interest rate at normal retirement age based on the average rate as published in Federal statistical release H.15 (519) for 30-year U.S. Treasury Bills for December 2000. The applicable interest rate is the rate specified in
Section 417(e)(3)(A)(ii)(II) of the Internal Revenue Code.

                                   TOTAL ANNUAL BENEFIT        TOTAL ANNUAL BENEFIT
                                       FOR YEARS 1-3        FOR YEARS 4 AND SUBSEQUENT
    NAMED EXECUTIVE OFFICER       FOLLOWING RETIREMENT(a)    FOLLOWING RETIREMENT(a)
    -----------------------       -----------------------    -----------------------
M. D. Serra.....................         $324,598                    $26,850
J. L. Berk......................          507,844                     43,443
B. L. Hartman...................          482,433                     36,722
D. M. Lee(b)....................              N/A                        N/A
                                     TOTAL RETIREMENT
    NAMED EXECUTIVE OFFICER               BENEFIT
    -----------------------               -------
D. W. Hilpert(c)................         $116,373

---------

(a) The amounts stated for years 1-3 following retirement include the SERP benefits, payable as a lump sum spread over a three-year period. The SERP projections include a 12 percent credit to the participants' accounts for 2000 and assume an annual 8 percent credit going forward. Beginning with the fourth year following retirement, the individuals' annual benefits will not include any SERP payments and, therefore, their annual benefits for those years will be reduced accordingly.

(b) Not eligible to receive a benefit under the Retirement Plan or the SERP as a result of his resignation from the Company.

(c) Not eligible to receive a benefit under the SERP as a result of his resignation from the Company.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

    We have employment agreements with the named executive officers except for Mr. Hilpert. Mr. Hilpert's employment agreement, described below, ended as of March 3, 2001 when he resigned his positions with the Company.

M. D. SERRA

    We entered into an employment agreement with Mr. Serra in his position as President and Chief Executive Officer on February 12, 2001, which supersedes the agreement we had with him in his previous position of President and Chief Operating Officer. The term of Mr. Serra's agreement commenced on March 4, 2001. The initial term ends on January 31, 2004; however, beginning on January 31, 2003, and on every January 31 thereafter, the term of the agreement will automatically be extended for one year unless either party notifies the other that the term shall not be extended. Mr. Serra will receive a base salary of not less than $1.2 million per year, and his annual bonus at target during each year of his employment term is 75 percent of his base salary. Mr. Serra also participates in the Long-Term Plan.

    Under the terms of his agreement, the Compensation Committee granted Mr. Serra a stock option for 500,000 shares. He is not eligible for additional stock option grants during his employment period. The Committee also granted to Mr. Serra 150,000 shares of restricted stock as of March 4, 2001, which will fully vest on January 31, 2004 if he is continuously employed by the Company on that date.

    If Mr. Serra's employment is terminated for any reason other than death, disability or cause, or if the Company materially breaches the terms of his employment agreement, we will pay him his base salary until the earliest of (i) the end of the employment period, (ii) his death or (iii) his breach of any post-employment requirements. The Company would also pay him the annual bonus that he otherwise would have earned if his employment had not ended, prorated to his termination date, and the bonus under the Long-Term Plan that he otherwise would have earned under that plan for the performance period that ends on the last day of the fiscal year in which his employment ends, prorated to his termination date. Further, Mr. Serra's restricted stock would fully vest.

    Following a Change in Control, Mr. Serra would receive in a lump sum the same payments described above if (a) he terminates his employment within the 30-day period following the Change in Control, (b) we terminate his employment without cause, or (c) he terminates his employment for good reason during the two-year period following the Change in Control. If the sum of the payments to be made to Mr. Serra under these circumstances is less than 1.5 times his base salary and annual bonus at target, then the Company will pay the difference to him. Also, Mr. Serra's restricted stock and stock options would fully vest in this event. If Mr. Serra becomes entitled to the payments in this paragraph and the payments are determined to constitute payments under Section 280G(b)(2) of the Internal Revenue Code and subject to an excise tax under Section 4999 of the Internal Revenue Code, the Company will pay him a gross-up payment for the excise and related income taxes incurred in connection with the gross-up payment.

D. W. HILPERT

    We had an employment agreement with Mr. Hilpert effective August 16, 1999, for a term ending on August 31, 2004. This agreement ended as of March 3, 2001 at the time of Mr. Hilpert's resignation from the Company. During the term of his agreement, Mr. Hilpert received a base salary of not less than $950,000 per year and participated in the Annual Incentive Compensation Plan (the 'Annual Plan') and the Long-Term Plan. His payout at target under the Annual Plan was 75 percent of base salary.

    Under the terms of his agreement, the Compensation Committee granted 60,000 shares of restricted stock to Mr. Hilpert. The shares would have vested on February 1, 2004 if Mr. Hilpert had remained employed by the Company until that date. The shares would have vested earlier, on March 15,

2002, if the Company attained certain performance targets established by the Compensation Committee. Mr. Hilpert forfeited these shares of restricted stock as a result of his resignation from the Company.

    In the event Mr. Hilpert's employment had been terminated by him for good reason or by the Company without cause, he would have been entitled to payments of any unpaid base salary for the period prior to termination, any declared but unpaid bonuses, and amounts due under any employee benefit or incentive plan. Thereafter, for a period ending on the earliest of (a) the later of August 31, 2004 or two years from his termination date (b) his death, or (c) his violation of any post-employment requirements, the Company would have paid to Mr. Hilpert his annual base salary in effect immediately prior to his termination.

    Mr. Hilpert would have received in a lump sum the same payments described above following a Change in Control if (a) he had terminated his employment within the 30-day period following the Change in Control, (b) we had terminated his employment without cause, or (c) he had terminated his employment for good reason during the two-year period following the Change in Control. If the sum of the payments to be made to Mr. Hilpert in such circumstances had been less than three times his then-current base salary plus annual bonus at target in the year of termination, then the Company would have paid him the difference. In the event he had become entitled to the payments in this paragraph and the payments were determined to constitute payments under Section 280G(b)(2) of the Internal Revenue Code and subject to an excise tax under Section 4999 of the Internal Revenue Code, the Company would have paid him a gross-up payment for the excise and related income taxes incurred in connection with the gross-up payment. Also, Mr. Hilpert's restricted stock would have immediately vested upon a Change in Control.

    Finally, if Mr. Hilpert's employment had been terminated (a) by him for good reason, (b) by the Company without cause, (c) following a Change in Control, or
(d) on August 31, 2004 if we did not have an employment agreement extending Mr. Hilpert's employment, and the amount of retirement benefits to which he was then entitled under the Retirement Plan, the Excess Plan, and the SERP was less than $1,300,000, the Company would have increased the amount in his SERP account to reach this total. This provision was intended to compensate Mr. Hilpert for the benefit he would have received under his previous employer's supplementary plan.

    No payments were made to Mr. Hilpert as a result of his resignation from the Company on March 3, 2001.

J. L. BERK, B. L. HARTMAN AND D. M. LEE

    We also have employment agreements with each of Jeffrey L. Berk and Bruce L. Hartman in his position as Senior Vice President of the Company for a term beginning on January 1, 2000 and ending on December 31, 2001. The terms of each of the agreements will automatically be extended for additional one-year periods unless we give the executive notice that the Company does not intend to extend his agreement.

    If the Company terminates the executive's employment without cause or does not extend the term of his agreement beyond the then-current termination date, or if the executive terminates his employment for good reason, the Company will pay his base salary to him through the termination date and a severance benefit of not less than 52 weeks' salary. If the executive's employment is terminated for good reason or without cause within 24 months of a Change in Control, he would be entitled to a severance benefit of not less than 104 weeks' salary plus two times his annual bonus at target.

    We have an employment agreement with Dennis M. Lee in his position as Senior Vice President of the Company under the same terms described above for Messrs. Berk and Hartman. Mr. Lee's agreement, however, will terminate on May 23, 2001, the effective date of his termination of employment with the Company.

TRUST AGREEMENT

    The Company has established a trust (the 'Trust') in connection with certain of its benefit plans, arrangements, and agreements, including certain of those described above, and other benefit plans, agreements or arrangements that subsequently may be covered (collectively, the 'Benefit Obligations'). Under the Trust agreement, in the event of a Change in Control of the Company (as defined in the Trust agreement), the trustee would pay to the persons entitled to the Benefit Obligations, out of funds held in the Trust, the amounts to which they may become entitled under the Benefit Obligations. Upon the occurrence of a Potential Change in Control of the Company (as defined in the Trust agreement), the Company is required to fund the Trust with an amount sufficient to pay the total amount of the Benefit Obligations. Following the occurrence, and during the pendency, of a Potential Change in Control, the trustee is required to make payments of Benefit Obligations to the extent these payments are not made by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 2000 the following individuals (none of whom had been an officer or employee of the Company or any of its subsidiaries) served on the Compensation and Management Resources Committee: Purdy Crawford, Philip H. Geier Jr., Margaret P. MacKimm, James E. Preston, Christopher Sinclair and Cheryl Turpin. There were no interlocks with other companies within the meaning of the SEC's proxy rules. Mr. Crawford is Counsel to the Canadian law firm of Osler, Hoskin & Harcourt LLP, which provided legal services to the Company during 2000. Mr. Crawford received no remuneration from the firm in 2000. Mr. Crawford does not participate in decisions regarding awards under the Company's 1995 Award Plan or the 1998 Award Plan to executives covered by Section 16(a) of the Securities Exchange Act of 1934.

                COMPENSATION COMMITTEE'S REPORT TO SHAREHOLDERS
                           ON EXECUTIVE COMPENSATION

    The Compensation and Management Resources Committee of the Board of Directors (the 'Committee'), composed of the directors listed below, has responsibility for all compensation matters involving the Company's executive officers and for significant elements of the compensation of the chief executive officers and chief operating officers of its business units. None of the members of the Committee are officers or employees of the Company or any of its subsidiaries. This is our report on the Company's executive compensation in 2000.

    Compensation Policy. It is the policy of the Company to design and maintain a compensation policy that will enable the Company to attract, motivate, and retain executive officers and the senior management of its operating units by providing a fully competitive total compensation opportunity. This policy, developed under the oversight and with the approval of the Committee, provides for (i) competitive base salaries, which reflect the responsibilities of the position held and performance in the position; (ii) annual incentive opportunities, payable in cash, which are based on the achievement of previously specified performance goals; (iii) long-term incentive opportunities, payable in stock or cash, which are based on the achievement of previously specified performance goals; and (iv) long-term stock-based incentive opportunities, which are designed to strengthen the mutuality of interest between participating executives and the shareholders. The Committee strives to balance short- and long-term incentive objectives and to employ prudent judgment in establishing performance criteria, evaluating performance, and determining actual incentive payment levels. For senior level management associates the compensation policy provides that a greater percentage of total compensation will be at risk, dependent upon the performance of the Company or the relevant operating unit in relation to targets established under incentive compensation plans, or, in the case of stock options, increases in the price of the Company's Common Stock.

    Compensation Program. In order to implement this compensation policy, the Company, under the oversight and with the approval of the Committee, has established a compensation program for senior executive officers and the senior management of its business units consisting of four components: base salary, participation in the Annual Plan, participation in the Long-Term Plan, and grants under the Award Plans. These individuals, along with other associates of the Company, also have the opportunity to participate in the employee stock purchase program. The Company has a substantially similar compensation program for its other officers and senior management employees.

    An evaluation of the performance in the preceding year of each member of management, other than the Chief Executive Officer, is conducted by the Company's management at the beginning of each year, based upon goals, responsibilities, and other performance criteria established at the beginning of the prior year. Similarly, the outside directors meet privately each year to evaluate the performance of the Chief Executive Officer. Salary recommendations are then made based upon the results of these performance reviews. With regard to executive officers (other than the Chief Executive Officer) and the chief executive officers and chief operating officers of the Company's business units, management makes these salary recommendations to the Committee. The Committee then reviews the base salaries of these individuals and determines the changes, if any, that should be made to their base salaries based upon individual performance and the need to maintain a competitive position with other national retail companies.

    At the beginning of each year, the Committee also establishes the performance goals under the Annual Plan for that year and under the Long-Term Plan for the performance period then beginning. The performance goals under the Annual Plan for 2000 were based on a combination of pre-tax earnings and percentage return on invested capital, with targets for executive officers being equal to the budgeted pre-tax earnings and percentage return on invested capital set in the Company's operating budget for the year. Senior management of the operating units participate in annual bonus plans with goals tied to operating results of their respective units. Payments under the Long-Term Plan are based on a combination of cumulative net income and percentage return on invested capital of the Company during the performance period, in relation to targets established by the Committee.

    Each year the Committee considers granting options to purchase Common Stock to key employees, including executive officers. Stock option grants are intended to provide additional incentive for superior performance by officers and key employees who have the most impact on the management and success of the Company's businesses, and to strengthen the tie between a key employee's compensation opportunity and the shareholders' interest in increasing the price of Common Stock. Stock options granted by the Committee in 2000 vest in three equal annual installments beginning on the first anniversary of the date of grant. Approximately 300 associates participate.

    From time to time the Committee has granted restricted stock to certain key executives of the Company. The only grant of restricted stock made in 2000 was to Mr. Serra, in connection with the amendment of his employment agreement at the time of his promotion to President and Chief Operating Officer. At the same time, the Committee also approved certain amendments to Mr. Serra's 1998 and 1999 restricted stock agreements. All of the shares of restricted stock granted to Mr. Serra vest based upon Mr. Serra's continued employment with the Company through the relevant vesting dates.

    In determining the number of options to be granted to executive officers, the Committee considered a number of factors, including the position held by the individual, his or her performance, the number of options granted to these individuals in previous years, the financial results of the Company for the prior year, and the price of a share of Common Stock.

    The performance of the Company's continuing operations exceeded the performance targets established by the Committee under the Annual Plan for 2000 and essentially met the performance targets established by the Committee under the Long-Term Plan for the 1999 - 2000 performance period, and payments were made to the executive officers under those plans, including the payments shown in the Summary Compensation Table on Page 10.

    Chief Executive Officer's Compensation. When Dale W. Hilpert became Chief Executive Officer of the Company in August 1999, the Company entered into a new employment agreement with him. The terms of that agreement are summarized on Page 17. The components of Mr. Hilpert's compensation package are the same as those of other executive officers of the Company: base salary, annual cash incentive, long-term incentive payable in cash or stock, and long-term stock-based incentives comprised of stock options and restricted stock.

    In approving Mr. Hilpert's compensation arrangements, the Committee considered the compensation arrangements of chief executive officers of other companies in the retail and athletic footwear and apparel industries and the benefits to the Company and its shareholders that were expected to result from providing Mr. Hilpert with a meaningful compensation opportunity tied to the performance of the Company and the price of its Common Stock.

    Payments were made to Mr. Hilpert under the Annual Plan for 2000 and the Long-Term Plan for the 1999 - 2000 performance period as shown in the table on Page 10 based upon the performance of the Company's on-going operations compared to targets established by the Committee at the beginning of the relevant performance periods.

    Following the end of the fiscal year, Mr. Hilpert resigned as Chief Executive Officer and Mr. Serra was elected to that position. The Committee approved the employment arrangements with Mr. Serra, described on Page 17, and these arrangements are consistent with the compensation policy and program described in this report.

    One Million Dollar Pay Deductibility Cap. Under Section 162(m) of the Code, public companies are precluded from receiving a federal tax deduction on compensation paid to certain executive officers in excess of $1 million per year unless certain requirements are met. It is generally the Committee's view that the compensation plans and programs of the Company should be designed and administered in a manner that ensures the tax deductibility by the Company of compensation paid to its executives. As a consequence, the Annual Plan, the Long-Term Plan, and the 1995 and 1998 Stock Option and Award Plans are structured so that cash compensation paid and stock options granted under those plans qualify for an exemption from the $1 million pay deductibility limit. Consistent with this view, the Company is asking shareholders, at this year's annual meeting, to reapprove the performance goals of the Long-Term Plan. The Committee recognizes, however, that situations may arise when it is in the best interests of the Company and its shareholders to pay compensation to an executive that cannot be deducted for tax purposes. The portion of Mr. Serra's base salary as Chief Executive Officer that exceeds $1 million per year, the portion of any payout under the Long-Term Plan that represents his interim participation awards, the compensation related to his restricted stock grants, and potentially some portion of the restricted stock grants made to certain other officers, are not expected to be deductible. It was the view of the Committee that the benefits of securing the services of Mr. Serra and these officers outweigh the Company's inability to obtain a tax deduction for those elements of compensation.

                                          James E. Preston, Chairman
                                          Purdy Crawford
                                          Philip H. Geier Jr.
                                          Christopher A. Sinclair
                                          Cheryl Turpin

                             AUDIT COMMITTEE REPORT

    In accordance with its charter adopted by the Board of Directors on June 7, 2000, the Audit Committee assists the Board in fulfilling its oversight responsibilities in the areas of the Company's accounting policies and practices, financial reporting, independent accountants and internal auditors. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

    The Audit Committee consists of three independent members, as independence is defined under the rules of the New York Stock Exchange.

    The Audit Committee reviewed and discussed with management and KPMG LLP, the Company's independent auditors, the audited financial statements for the 2000 fiscal year, which ended February 3, 2001. The Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards
No. 61, as amended, 'Communication with Audit Committees' and, with and without management present, discussed and reviewed the results of KPMG's examination of the financial statements.

    The Audit Committee obtained from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1 'Independence Discussions with Audit Committees' and has discussed with KPMG any relationships that may affect their objectivity and independence and satisfied itself as to the independent auditors' independence. The Audit Committee has considered whether the non-audit services provided by KPMG to the Company are compatible with maintaining KPMG's independence.

    Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Venator Group's Annual Report on Form 10-K for the 2000 fiscal year.

                                          Purdy Crawford, Chairman
                                          Jarobin Gilbert Jr.
                                          David Y. Schwartz

PERFORMANCE GRAPHS

    The following performance graph compares the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P 500 Index and the S&P Retail Stores Composite Index from January 28, 1996 through February 3, 2001. The graph assumes an investment of $100 in the Company's Common Stock and in each index on January 28, 1996, and that all dividends were reinvested.

                            [PERFORMANCE GRAPH]

                                           BASE PERIOD
                                            JANUARY      JANUARY   JANUARY   JANUARY   JANUARY   JANUARY
              COMPANY/INDEX                  1996         1997      1998      1999      2000      2001
-----------------------------------------    ------      ------    ------    ------    ------    ------
Venator Group............................    100.00      177.78    182.78     41.11     52.78    107.38
S&P 500..................................    100.00      123.07    157.24    203.56    218.81    217.09
S&P Retail Index.........................    100.00      118.38    177.71    284.55    284.84    295.51

    The next graph compares the cumulative total shareholder return on the Company's Common Stock against the Russell 2000 Index and a selected peer group from September 27, 1996 (the date on which all peer group members were publicly held) through February 3, 2001. The peer group consists of The Finish Line, Inc., Footstar, Inc. (whose business includes operations outside of athletic footwear and apparel retailing) and The Sports Authority, Inc. The Company believes that this selected group reflects the Company's peers as retailers in the athletic footwear and apparel industry.

                            [PERFORMANCE GRAPH]

                                           BASE PERIOD
                                            SEPTEMBER    JANUARY   JANUARY   JANUARY   JANUARY   JANUARY
              COMPANY/INDEX                  1996         1997      1998      1999      2000      2001
-----------------------------------------    ------      ------    ------    ------    ------    ------
Venator Group............................    100.00       96.36    104.85     24.85     28.79     58.57
Russell 2000.............................    100.00      106.00    125.03    123.65    146.05    145.14
Peer Group...............................    100.00       83.74     67.96     48.23     41.47     63.21

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation provides that the members of the Board of Directors be divided into three classes serving staggered three-year terms, each class to be as nearly equal in number as the other two. The terms of Cheryl Turpin and Dona D. Young, and the three directors who constitute
Class I, expire at the 2001 annual meeting upon the election and qualification of their successors.

    James E. Preston, Matthew D. Serra, Christopher A. Sinclair and Dona D. Young will be considered for election as directors in Class I, each to hold office for a three-year term expiring at the annual meeting in 2004. Cheryl Turpin will be considered for election as a director in Class III, to hold office for a two-year term expiring at the annual meeting in 2003. The five remaining directors will continue in office, in accordance with their previous elections, until the expiration of the terms of their classes at the 2002 or 2003 annual meeting. Each nominee has been nominated by the Board of Directors for election and has consented to serve for the specified term. Mr. Preston and Mr. Sinclair were elected to serve for their present terms at the 1998 annual meeting. Mr. Serra was elected to serve for his present term at the 2000 annual meeting. Ms. Turpin and Ms. Young were elected to the Board effective January 1, 2001.

    If, prior to the annual meeting, any of the five nominees becomes unable to serve as a director for any reason, the persons designated as proxies on the enclosed proxy card will have full discretion to vote the shares represented by proxies held by them for another person to serve as a director in place of that nominee.

    Biographical information follows for the five nominees and for each of the five other directors of the Company whose present terms as directors will continue after the 2001 annual meeting. Any reference to a person's tenure as a director of the Company includes service as a director of F.W. Woolworth Co. for the period prior to the 1989 share exchange between the Company and F.W. Woolworth Co.

    There are no family relationships among the directors or executive officers of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES IDENTIFIED FOR ELECTION.

NOMINEE FOR DIRECTOR
TERM EXPIRING IN 2003

CHERYL TURPIN. Age 53. Director since January 1, 2001. President and Chief Executive Officer of The Limited Stores, Inc. (retail merchants) from June 1994 to August 1997. She was President and Chief Executive Officer of Lane Bryant, a subsidiary of The Limited, Inc., from January 1990 to June 1994. Ms. Turpin is a member of the Board of Trustees of the Columbus School for Girls.

NOMINEES FOR DIRECTORS
TERMS EXPIRING IN 2004

JAMES E. PRESTON. Age 68. Director since 1983. Chairman of the Board of Avon Products, Inc. (manufacture and sale of beauty and related products) from 1989 to May 6, 1999, and Chief Executive Officer of Avon Products, Inc. from 1989 to June 1998. He is a director of ARAMARK Corporation,

Reader's Digest Association, Project Hope, The Edna McConnell Clarke Foundation, The New Milford Hospital, and the Kent Land Trust.

MATTHEW D. SERRA. Age 56. Director since 2000. The Company's President since April 12, 2000 and Chief Executive Officer since March 4, 2001. He was the Company's Chief Operating Officer from February 9, 2000 to March 3, 2001, and President and Chief Executive Officer of the Company's Foot Locker Worldwide division from September 21, 1998 to February 8, 2000. Prior to joining the Company, Mr. Serra served as Chairman and Chief Executive Officer of Stern's, a division of Federated Department Stores, Inc., from March 1993 to September 1998.

CHRISTOPHER A. SINCLAIR. Age 50. Director since 1995. Managing Director of Manticore Group, LLC (venture capital and advisory firm) since February 1, 2001, and Operating Partner of Pegasus Capital Advisors (private equity firm) since June 1, 2000. He was Chairman of the Board of Caribiner International (business communications) from May 5, 1999 to May 30, 2000, Chief Executive Officer from December 22, 1998 to May 30, 2000, and President from December 22, 1998 to
May 4, 1999. Prior to joining Caribiner International, he served as President and Chief Executive Officer of Cutter Capital LLC (venture capital and real estate investment firm) from March 1998 to December 1998. From September 1996 to March 1998, Mr. Sinclair served as President and Chief Executive Officer of Quality Foods, Inc. (supermarket chain). He also served in various senior management positions with PepsiCo, Inc., including Chairman and Chief Executive Officer of Pepsi-Cola Company from April 1996 to July 1996 and President and Chief Executive Officer of PepsiCo. Foods & Beverages International from 1993 to 1996. He is a director of Mattel, Inc., Merisant, Inc., and the Amos Tuck School of Business Administration at Dartmouth College.

DONA D. YOUNG. Age 47. Director since January 1, 2001. President since February 2000 and Chief Operating Officer since February 2001 of Phoenix Home Life Mutual Insurance Company (insurance company). She joined Phoenix Home Life Mutual Insurance Company in 1980 and served in various management and legal positions, including Executive Vice President and General Counsel from 1995 to 2000. Ms. Young is a director of Phoenix Home Life Insurance Company, Sonoco Products Company and Wachovia Corporation. She is also a director of Hartford Hospital and The Children's Fund.

DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRING IN 2003

JAROBIN GILBERT JR. Age 55. Director since 1981. President and Chief Executive Officer of DBSS Group, Inc. (management, planning and trade consulting services) since 1992. He is a director of PepsiAmericas, Inc. and Midas, Inc. He is a trustee of Atlantic Mutual Insurance Company. Mr. Gilbert is also a director of Harlem Partnership, Inc. and a permanent member of the Council on Foreign Relations.

DAVID Y. SCHWARTZ. Age 60. Director since 2000. Independent business adviser and consultant since July 1997. He was a partner with Arthur Andersen LLP (public accounting firm) from 1972 until he retired in 1997. Mr. Schwartz is a director of Walgreen Co.

DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRING IN 2002

J. CARTER BACOT. Age 68. Director since 1993. Chairman of the Board of the Company since March 4, 2001. He was Chairman of the Board of The Bank of New York Company, Inc. (bank holding company) and of The Bank of New York, its wholly owned subsidiary, from 1982 to February 7, 1998; Chief Executive Officer of The Bank of New York Company, Inc. and of The Bank of New York from 1982 to July 1, 1997. He is a trustee of Atlantic Mutual Insurance Company and a director of its subsidiaries, Atlantic Specialty Insurance Company and Centennial Insurance Company; and a director of The Bank of New York Company, Inc., and Phoenix Home Life Mutual Insurance Company. He is also a Trustee of Hamilton College.

PURDY CRAWFORD. Age 69. Director since 1995. Chairman of the Board of AT&T Canada (telecommunications) since June 1999. Chairman of the Board of Imasco Limited (Canada) (consumer products and services) from 1987 to February 2000 and its Chief Executive Officer from 1987 to 1995. Mr. Crawford is a director of Camco, Inc., Canadian National Railway Company, Inco Limited, Maple Leaf Foods Ltd., Petro-Canada and Nova Scotia Power Inc. He is Chancellor of Mount Allison University; a member of the Advisory Board of Oxford Frozen Foods Limited; and Counsel to the Canadian law firm of Osler, Hoskin & Harcourt.

PHILIP H. GEIER JR. Age 66. Director since 1994. Chairman of the Board and Chief Executive Officer of Interpublic Group of Companies, Inc. (advertising agencies and other marketing communication services) from 1980 to January 1, 2001. He is a director of Fiduciary Trust Company International, AEA Investors, Inc. and the International Tennis Hall of Fame. He is also a member of the Board of Overseers and Managers of Memorial Sloan Kettering Cancer Center, the Board of Overseers of Columbia Business School, and the Board of Trustees of the Whitney Museum of American Art.

                                   PROPOSAL 2
           RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    On the recommendation of the Audit Committee, the Board of Directors has appointed KPMG LLP as independent accountants of the Company for the fiscal year that began February 4, 2001, subject to ratification by the shareholders at the 2001 annual meeting. A resolution for ratification will be presented at the annual meeting.

    KPMG has no interest, financial or otherwise, direct or indirect, in the Company other than as independent accountants.

    Representatives of KPMG are expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions.

INDEPENDENT ACCOUNTANTS' FEES

    The aggregate fees billed by KPMG for (1) auditing the Company's annual financial statements for the 2000 fiscal year and performing reviews of the financial statements included in our Forms 10-Q for 2000, (2) providing information systems design and implementation services, and (3) all other services rendered during the 2000 fiscal year, are as follows:

AUDIT FEES                                                $1,703,000
FINANCIAL INFORMATION SYSTEMS
  DESIGN AND IMPLEMENTATION FEES                          $        0

ALL OTHER FEES                                            $1,269,000

    The principal components of 'All Other Fees' are fees billed by KPMG for services related to audits of the Company's pension and employee benefit plans, statutory audits, special services related to the divestiture of certain businesses, and tax related services.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3
              REAPPROVAL OF THE PERFORMANCE GOALS OF THE LONG-TERM
                          INCENTIVE COMPENSATION PLAN

    Under Section 162(m) of the Internal Revenue Code, the Company cannot deduct certain compensation in excess of $1 million paid to the named executive officers of the Company. Certain compensation, including compensation paid based on the achievement of pre-established performance goals, is excluded from this deduction limit if the material terms under which the compensation is to be paid, including the performance goals to be used, are approved by shareholders. Shareholders approved the Long-Term Plan, amended and restated as of January 28, 1996, at the 1996 annual meeting, which satisfied these requirements. Section 162(m) requires that shareholders reapprove the performance goals under the plan every five years.

MATERIAL FEATURES OF THE LONG-TERM PLAN

    The following is a summary of the principal features of the Long-Term Plan and is qualified in its entirety by the complete text of the Long-Term Plan. Capitalized terms used but not defined in the following summary shall have the meanings contained in the Long-Term Plan.

    The purposes of the Long-Term Plan are to reinforce corporate, organizational, and business development goals; to promote the achievement of year-to-year financial and other business objectives; to reward the performance of individual officers and other employees in fulfilling their personal responsibilities for year-to-year achievements; to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code with regard to Covered Employees; and to award shares of Common Stock after attainment of pre-established performance goals and completion of the Performance Period. Further, the Committee may, in its sole discretion, grant an award to a participant who commenced employment during a Performance Period that is not required to satisfy the requirements for the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code.

    The Long-Term Plan is administered by a Committee, composed of two or more members of the Compensation Committee of the Board, each of whom is an 'outside director' under Section 162(m) of the Internal Revenue Code. The Committee has the authority to grant awards, determine performance criteria, certify attainment of performance goals, construe and interpret the Long-Term Plan and make all other determinations deemed necessary or advisable for the administration of the Long-Term Plan.

    Participation in the Long-Term Plan is limited to those officers and other key employees of the Company, its subsidiaries and divisions, selected by the Committee. In determining the persons to whom awards shall be granted, the Committee takes into account such factors as the Committee deems appropriate to accomplish the purposes of the Long-Term Plan.

    Long-Term Plan awards relate to a period of three consecutive Plan Years or such other period as determined by the Committee, beginning with the Plan Year in which the award is made (the 'Performance Period'). The individual target award for each participant is expressed as a percentage of Annual Base Salary. Unless otherwise determined by the Committee, payment for such awards shall be made only if and to the extent performance goals for the Performance Period are attained and only if the participant remains employed by the Company throughout the Performance Period; provided that if the performance goals are met, the Committee may, in its sole discretion, award, after completion of the Performance Period, a pro rata payment to any participant whose employment terminated during the Performance Period. Further, upon a Change in Control, the Committee may, in its sole discretion, but only to the extent permitted under
Section 162(m) of the Internal Revenue Code (if applicable), make a payment equal to or less than a pro rata portion (through the date of the Change in Control) of the individual target award based on the actual performance results achieved from the beginning of the Performance Period to the date of the Change in Control and the performance results that would have been achieved had the performance goals been met for the balance of the Performance Period.

    Payment to a participant under the Long-Term Plan for each Performance Period shall be made, in the discretion of the Committee, in shares of Common Stock or cash. If payment is made in shares of stock, the number of shares awarded is determined by dividing the achieved percentage of a participant's Annual Base Salary by the Fair Market Value of the Common Stock on the date of payment. 'Fair Market Value' of the Common Stock on the date of payment, as defined in the Long-Term Plan, is the average of the daily closing prices of a share of the Company's Common Stock in the 60-day period immediately preceding the payment date. In no event shall payment for a Performance Period be made to a Covered Employee in an amount which exceeds the lesser of (i) 300% of that employee's Annual Base Salary or (ii) $5,000,000. Awards of Common Stock made pursuant to the Long-Term Plan are Other Stock-Based Awards, and are issued under, and subject to, the provisions of the Company's Stock Option and Award Plans.

    The Committee may at any time and from time to time alter, amend, suspend or terminate the Long-Term Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Long-Term Plan to continue to comply with Section 162(m) of the Internal Revenue Code shall be effective unless it is approved by the required vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any participant, without such participant's consent, under an award previously granted under the Long-Term Plan.

    Since performance goal criteria may vary from year to year, benefits under the Long-Term Plan are not determinable. Information on payouts to the named executive officers for prior Performance Periods is provided in the Summary Compensation Table on Page 10. The Long-Term Plan is designed to provide payments only if the performance goals established by the Committee have been met and the attainment of such performance goals has been certified by the Committee.

REAPPROVAL OF PERFORMANCE GOALS

    The Long-Term Plan provides that the Committee generally has the authority to determine the performance goals that will be in effect for a Performance Period. The Committee also has the authority to the extent permitted by Section 162(m) of the Internal Revenue Code (if applicable) to incorporate provisions in the performance goals allowing for adjustments in recognition of unusual or non-recurring events affecting the Company or our financial statements or in response to changes in applicable laws, regulations or accounting principles.

    The performance goals for the Covered Employees will be determined by the Compensation Committee based on one or more of the following criteria:

     the attainment of certain target levels of, or percentage increase in, Consolidated Net Income or the attainment of certain levels of, or a specified increase in, return on invested capital.

We are seeking shareholder approval of these performance goals that shareholders originally approved in 1996.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

              DEADLINES FOR NOMINATIONS AND SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the 2002 annual meeting must be received by the Secretary of the Company no later than January 1, 2002 in order to be considered for inclusion in the 2002 proxy statement. Under the Company's By-laws, amended effective July 1, 2001, shareholders must follow certain procedures to nominate a person for election to the Board of Directors or to introduce an item of business at an annual meeting. Shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company located at 112 West 34th Street, New York, New York 10120. We must receive notice of a shareholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year's meeting. Assuming that our 2002 annual meeting is held on schedule, we must receive this notice no earlier than February 14, 2002 and no later than March 16, 2002. However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

    Notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. Any shareholder who wishes to nominate a candidate for election to the Board should obtain a copy of the relevant section of the By-laws from the Secretary of the Company. Notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

                                 OTHER BUSINESS

    The Board of Directors knows of no other business that will be presented at the 2001 annual meeting. If other matters properly come before the meeting, including matters which may have been proposed for inclusion in the Company's proxy materials but were omitted pursuant to the rules of the SEC, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors
                                          GARY M. BAHLER
                                          Secretary

May 1, 2001

                                                                      APPENDIX A

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

PURPOSE AND AUTHORITY OF COMMITTEE

    The Audit Committee of the Board of Directors shall assist the Board in fulfilling its oversight responsibilities with regard to the Company in the following areas: (i) accounting policies and practices, (ii) financial reporting process and the financial reports provided by the Company to the public,
(iii) independent accountants, (iv) internal auditors, and (v) compliance with legal and regulatory requirements.

    The power and authority of the committee is subject to the provisions of the Business Corporation Law of the State of New York, the Company's Certificate of Incorporation and its By-laws.

MEMBERSHIP

    The committee shall consist of at least three directors appointed by the Board as provided for in the By-laws of the Company. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, including the requirements set forth herein, as such requirements may be promulgated from time to time.

    INDEPENDENCE. The committee shall be comprised of directors who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. In addition, the following conditions regarding the independence of committee members shall apply to every member of the Audit Committee:

     No director who is an employee of the Company or any of its subsidiaries or affiliates may serve on the Audit Committee until three years after the termination of his or her employment.

     A director who is a partner, controlling shareholder or executive officer of an organization that has a business relationship with the Company or who has a direct business relationship with the Company (e.g., as a consultant) may serve on the committee only if the Board of Directors determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment.

     A director who is employed as an executive of another corporation where any of the Company's executives serves on that corporation's compensation committee may not serve on the Audit Committee.

    EXPERTISE OF COMMITTEE MEMBERS. Each member of the Audit Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the committee. At least one member of the committee shall have accounting or related financial management expertise. The Board of Directors shall interpret the qualifications of financial literacy and financial management expertise in its business judgment and shall determine whether a director meets these qualifications.

MEETINGS

    The committee shall meet in accordance with a schedule established each year by the Board of Directors, and at other times that the committee may determine. The committee shall meet at least annually with the Company's Chief Financial Officer, Chief Accounting Officer, internal auditors, and

General Counsel in separate executive sessions. Meeting agendas are developed by the committee chairman in consultation with the Company's management and the Secretary. Committee members who would like to suggest agenda items should communicate with one of these individuals. Agendas shall be circulated to committee members prior to committee meetings.

RESPONSIBILITIES AND DUTIES

    The Company's management is responsible for preparing the Company's financial statements and the independent accountants are responsible for auditing those financial statements. The Committee is responsible for overseeing the conduct of those activities by the Company's management and the independent accountants. The Company's independent accountants are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the Company's shareholders.

    In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct 'field work' or other types of auditing or accounting reviews or procedures. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

    The Audit Committee shall have authority over, and shall be responsible for, the following matters:

ACCOUNTING POLICIES

     review major changes to the Company's auditing and accounting policies and practices as suggested by the independent accountants, management, or the internal auditors;

     review with the independent accountants, the internal auditors and management the extent to which changes or improvements in financial or accounting practices, as previously approved by the committee, have been implemented;

FINANCIAL REPORTING PROCESS AND FINANCIAL STATEMENTS

     in consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting process, both internal and external;

     review and discuss with management the Company's audited financial statements and discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented;

     review the Company's proxy statement, Annual Report to Shareholders, and Annual Report on Form 10-K, including any certification, report, opinion, or review rendered thereon by the independent accountants;

     following completion of the annual audit, review with each of management, the independent accountants, and the internal auditors any significant difficulties encountered during the course of the audit (including any restrictions on the scope of work or access to required information), any issues that arose during the course of the audit concerning the Company's internal accounting controls, and any issues that arose concerning the completeness or accuracy of the financial statements;

     review any significant disagreement among management and the independent accountants or the internal auditors in connection with the preparation of the financial statements;

     through the Chairman or the committee as a whole, review with management and the independent accountants, prior to the filing thereof, the Company's interim financial results to be included on Form 10-Q;

     periodically review the Company's information technology systems that support the financial reporting process;

INDEPENDENT ACCOUNTANTS

     together with the Board of Directors, select, evaluate and, where appropriate, replace the independent accountants;

     periodically review the formal written statement and letter required by Independence Standards Board Standard No. 1, as may be modified or supplemented, delineating all relationships between the independent accountants and the Company, and actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services and their impact on the objectivity or independence of the independent accountants;

     review the scope and results of the independent accountants' audit, and approve their audit and non-audit fees;

     consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting;

INTERNAL AUDITORS

     review the activities, organization, resources, and qualifications of the internal auditors (whether employees of the Company or employees of a third party providing such services on an out-sourced basis);

     review the annual internal audit plan and, if an out-sourced internal audit staff is used, approve their fee;

     review a summary of the significant reports to management prepared by the internal auditors and management's responses;

LEGAL AND REGULATORY REQUIREMENTS

     review with the Company's General Counsel legal compliance matters and any legal matter that could have a significant impact on the organization's financial statements;

     review and reassess the adequacy of the committee's charter on an annual basis; and

     review and monitor the Company's Code of Business Conduct.

RESOURCES AND AUTHORITY OF THE AUDIT COMMITTEE

    The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage, at the expense of the Company, outside auditors, legal counsel, and other experts or consultants.

                             YOUR VOTE IS IMPORTANT

                             PLEASE VOTE YOUR PROXY



                              [VENATOR GROUP LOGO]


[Logo]  Printed on recycled paper

                                   APPENDIX I

P R O X Y

                               VENATOR GROUP,INC.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
           COMPANY FOR THE ANNUAL MEETING TO BE HELD ON JUNE 14,2001

J.Carter Bacot, Gary M.Bahler, Bruce L.Hartman, or any of them, each with power of substitution, are hereby authorized to vote the shares of the undersigned at the Annual Meeting of Shareholders of Venator Group, Inc., to be held on June 14, 2001, at 9:00 A.M., local time, at Venator Group, Inc., 112 West 34th Street, New York, New York 10120, and at any adjournment or postponement thereof, upon the matters set forth in the Venator Group, Inc.Proxy Statement and upon such other matters as may properly come before the Annual Meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

Proposal 1 - Election of Directors.                                    (Address Changes)

Nominee for Term Expiring at the Annual Meeting in 2003:      _____________________________________
Cheryl Turpin

Nominees for Terms Expiring at the Annual Meeting in 2004:    ______________________________________
James E.Preston, Matthew D.Serra, Christopher A.Sinclair,
and Dona D.Young.                                             ______________________________________

PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD      ______________________________________
AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES,
SEE REVERSE SIDE,BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO     --------------
VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS'RECOMMENDATIONS.     SEE REVERSE
THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE YOUR SHARES              SIDE
UNLESS YOU SIGN AND RETURN THIS CARD.                             --------------

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

         HOW TO RECEIVE YOUR ANNUAL REPORT AND PROXY STATEMENT ON-LINE

     You may choose to receive future annual reports and proxy statements of Venator Group, Inc.on-line via the Internet by submitting your consent to on-line access to the Company.By choosing the option of electronic delivery, you will help us reduce printing and postage costs for this material.

     If you are a registered shareholder and you wish to consent to Internet delivery of future annual reports and proxy statements, please follow the instructions below.Please note that costs associated with electronic delivery, such as online time, will be borne by you.

     o    Log on to the Internet and go to the web site:
          http://www.econsent.com/z. (If you are voting your shares this year using the Internet, you can link to this web site directly from the web site where you vote your shares.)

     o You will be asked to consent to Internet delivery of annual meeting materials and provide your taxpayer I.D.number (U.S.social security number),e-mail address and account number. Your account number is the 10-digit hyphenated number located above your name on the proxy card. You will not need to provide an account number if you only hold shares through the Venator Group 401(k) Plan.

     If you are not a registered shareholder and you wish to consent to Internet delivery of future annual reports and proxy statements, please contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of this option for you.

If you consent to electronic delivery, your account will be so noted and, when Venator Group's 2001 Annual Report and Proxy Statement for the 2002 Annual Meeting become available, you will be notified by e-mail on how to access the materials on the Internet.If you do elect to receive your Venator Group materials via the Internet, you can still request paper copies by contacting the Secretary of Venator Group, Inc., 112 West 34th Street, New York, NY 10120.

     Your consent to electronic access will remain in effect unless you revoke it.You may change or revoke your consent at any time by going to the above website and following the applicable instructions or by calling First Chicago Trust Company of New York, a division of EquiServe, at 1-800-519-3111.

-------    Please mark your                                                 1541
   X       votes as in this
-------    example.

     THIS PROXY,WHEN PROPERLY EXECUTED,WILL BE VOTED IN THE MANNER DIRECTED HEREIN.IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR"PROPOSALS 1,2 AND 3.

--------------------------------------------------------------------------------
            DIRECTORS RECOMMEND A VOTE "FOR" PROPOSALS 1, 2, AND 3.
--------------------------------------------------------------------------------

                           FOR      WITHHELD       Nominees: 01.Cheryl Turpin
1.ELECTION OF             -----       -----                  02.James E.Preston
  DIRECTORS                                                  03.Matthew D.Serra
  (see reverse side)      -----       -----                  04.Christopher A.Sinclair
                                                             05.Dona D.Young
FOR, except vote withheld from the following
nominee(s):

                               FOR       AGAINST       ABSTAIN

2. APPOINTMENT OF              -----      -----         -----
   INDEPENDENT
   ACCOUNTANTS.                -----      -----         -----

3. REAPPROVAL OF               -----      -----         -----
   PERFORMANCE GOALS OF
   THE LONG-TERM INCENTIVE     -----      -----         -----
   COMPENSATION PLAN.

                        I plan to attend meeting.       -----

                                                        -----

SIGNATURE(S) __________________________________________ DATE _____________, 2001

NOTE: Please sign exactly as name appears hereon.Joint owners should each
      sign.When signing as attorney, executor, administrator, trustee or guardian, give full title as such.If signing on behalf of a corporation, sign the full corporate name by authorized officer.The signer hereby revokes all proxies heretofore given by the signer to vote at the 2001 Annual Meeting of Shareholders of Venator Group, Inc.and any adjournment or postponement thereof.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                         VOTE BY TELEPHONE OR INTERNET

     Remember, you may vote the shares held in your account by telephone or via the Internet. Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote by telephone or via the Internet,there is no need for you to mail back your proxy card.

     To vote electronically, please use the following directions:

     o    Have your proxy card and social security number available.

     o Be ready to enter the PIN number printed on this card just below the perforation.

     Proxy Vote-By-Phone

     o    Dial 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day,7 days a week.

     o    Outside of the U.S.and Canada call 201-536-8073.

     Proxy Vote-By-Internet

     o Log on to the Internet and go to the web site http://www.eproxyvote.com/z

     Both voting systems preserve the confidentiality of your vote and will confirm your voting instructions with you.You may also change your selections on any or all of the proposals to be voted.

                  Your vote is important.Thank you for voting.





                            STATEMENT OF DIFFERENCES
                            ------------------------
The section symbol shall be expressed as................................. 'SS'